Exhibit 99.1


FOR IMMEDIATE RELEASE
November 11, 2004

For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655

AMERICAN BILTRITE REPORTS THIRD QUARTER RESULTS

WELLESLEY HILLS, MA, November 11, 2004 - American Biltrite Inc. (AMEX:ABL) reported today its results for the third quarter. Net sales for the three months ended September 30, 2004 were $113.2 million, up 5.0% from $107.8 million in the third quarter of 2003. Income from continuing operations in the third quarter of 2004 was $1.5 million, or $.44 per share, compared with $1.3 million or $.39 per share in the third quarter of 2003. Net income in the third quarter of 2004 was $1.4 million, or $.42 per share, compared with $0.4 million or $.12 per share in the third quarter of 2003. For the nine months ended September 30, 2004, income from continuing operations was $1.5 million or $.43 per share on sales of $325.1 million, compared with a loss from continuing operations of $3.0 million or $.89 per share on sales of $313.3 million for the same period last year. For the nine months ended September 30, 2004, net income was $1.1 million or $.33 per share compared with a loss of $14.6 million or $4.24 per share for the same period last year. Results in the third quarter of 2003 included a gain of $1.6 million or $.46 per share from the recognition of an income tax benefit realized as a result of net operating loss carry back claims received at Congoleum.

Roger Marcus, Chairman of the Board, commented "Our performance for the third quarter improved over both prior quarters of this year and the third quarter of last year, despite significant raw material cost increases experienced at our manufacturing operations. K&M and Congoleum both reported significant improvements in operating income. The Canadian division performed better than the same quarter last year, while the Tape division results were below year earlier levels."

                             AMERICAN BILTRITE INC.

      RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30 (UNAUDITED)
                        ($000, except per share amounts)


                                       Three Months Ended          Nine Months Ended
                                         September 30,               September 30,
                                      2004          2003          2004          2003
                                   ----------    ----------    ----------    ----------

Net sales                          $  113,180    $  107,825    $  325,105    $  313,271
                                   ==========    ==========    ==========    ==========

Income (loss) before other items   $    1,632    $    1,401    $    1,619    $   (2,904)

Noncontrolling interests                 (118)          (53)         (141)         (143)
                                   ----------    ----------    ----------    ----------

Income (loss) from continuing
  operations                            1,514         1,348         1,478        (3,047)

Discontinued operation                    (70)         (922)         (342)      (11,538)
                                   ----------    ----------    ----------    ----------

  Net income (loss)                $    1,444    $      426    $    1,136    $  (14,585)
                                   ==========    ==========    ==========    ==========

Income (loss) per common share
  from continuing operations,
  basic and diluted                $     0.44    $     0.39    $     0.43    $    (0.89)

Discontinued operation                  (0.02)        (0.27)        (0.10)        (3.35)
                                   ----------    ----------    ----------    ----------
  Net income (loss) per share,
    basic  and diluted             $     0.42    $     0.12    $     0.33    $    (4.24)
                                   ==========    ==========    ==========    ==========

Weighted average number of
  common and equivalent shares
  outstanding                       3,441,551     3,441,551     3,441,551     3,441,551
                                   ==========    ==========    ==========    ==========